================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------


                                MULTEX.COM, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

          COMMON STOCK                                         625367107
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                              (CUSIP NUMBER)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 18 Pages

================================================================================
NY2:\929955\04\JXK304!.DOC\69812.0229

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 2 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS GROUP PLC


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:           ENGLAND & WALES

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 3 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS INVESTMENTS LIMITED


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:          ENGLAND & WALES

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 4 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS HOLDINGS LIMITED


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:          ENGLAND & WALES

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 5 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS LIMITED


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       ENGLAND & WALES

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 6 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS GROUP OVERSEAS HOLDINGS (UK) LIMITED


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       ENGLAND & WALES

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 7 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS OVERSEAS HOLDINGS BV


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       THE NETHERLANDS

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 8 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS INTERNATIONAL HOLDINGS SARL


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:           SWITZERLAND

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                         Page 9 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS AMERICA HOLDINGS INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       625367107                               13G                        Page 10 of 18
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS AMERICA INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

------------------------- ---------------------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         1,944,445
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    1,944,445

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              1,944,445.
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  6.67

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock (the "Common Stock") of Multex.com, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 100 William Street, 6th floor, New York, New York 10038.

ITEM 2. NAME OF PERSON FILING

                  (a) - (c). This Schedule 13G is being filed by Reuters Group PLC, for and on behalf of itself, Reuters America Inc., Reuters Investments, Limited, Reuters Holdings Limited, Reuters Limited, Reuters Group Overseas Holdings (UK) Limited, Reuters Overseas Holdings BV, Reuters International Holdings Sarl, Reuters America Holdings Inc. and Reuters America Inc. (together with Reuters Group PLC, the "Reporting Persons"). Reuters America Inc. is a wholly owned subsidiary of Reuters America Holdings Inc., which is a wholly owned subsidiary of Reuters International Holdings Sarl which is a wholly owned subsidiary of Reuters Overseas Holdings BV, which is a wholly owned subsidiary of Reuters Group Overseas Holdings (UK) Limited, which is a wholly owned subsidiary of Reuters Limited, which is a wholly owned subsidiary of Reuters Holdings Limited, which is a wholly owned subsidiary of Reuters Investments Limited which is a wholly owned subsidiary of Reuters Group PLC.

                  Reuters America Inc. is a Delaware corporation with its principal business office located at, 1700 Broadway, 4th Floor, New York, New York 10019. Reuters Group PLC, is an English company with its principal business office located at 85 Fleet Street, London EC4P 4AJ, England. Reuters America Holdings Inc. a Delaware company, with its principal business office at 1700 Broadway, New York, New York 10019. Reuters International Holdings Sarl is a Swiss company with its principal business office at 153 route de Thonon, 1245 Collonge-Bellerive, Geneva, Switzerland. Reuters Overseas Holdings BV is a Netherlands company with its principal business office at Drentestraat 11, 1083 HK Amsterdam, The Netherlands. Reuters Group Overseas Holdings (UK) Limited is an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. Reuters Limited is an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. Reuters Holdings Limited is an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. Reuters Investments Limited is an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England.


                  (d) - (e). This statement relates to the Common Stock of the Issuer, par value $.01 per share. The CUSIP Number for such shares is 625367107.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
Act;

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                                    11 of 18

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4. OWNERSHIP

                  (a) - (c). The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based upon 29,164,865 shares of Common Stock outstanding as of April 30, 2000 as stated in the Issuer's preliminary proxy statement dated May 19, 2000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

                  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  See item 2.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See item 2.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

                                    12 of 18

ITEM 10. CERTIFICATION

                  Not applicable.

             [The remainder of this page intentionally left blank.]










                                    13 of 18

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: Septemer 18, 2000


                                 REUTERS GROUP PLC




                                 By:    /s/ R.E.S. Martin
                                    ------------------------
                                 Name:  R.E.S. MARTIN
                                 Title: Secretary


                                 REUTERS AMERICA INC.




                                 By:    /s/ Nancy C. Gardner
                                    ---------------------------
                                 Name:  Nancy C. Gardner
                                 Title: Senior Vice President


                                 REUTERS INVESTMENTS LIMITED




                                 By:    /s/ R.E.S. Martin
                                    -----------------------
                                 Name:  R.E.S. Martin
                                 Title: Secretary


                                 REUTERS HOLDINGS LIMITED




                                 By:    /s/ R.E.S. Martin
                                    -----------------------
                                 Name:  R.E.S. Martin
                                 Title: Secretary



                                    14 of 18

                                 REUTERS LIMITED




                                 By:    /s/ R.E.S. Martin
                                    -----------------------
                                 Name:  R.E.S. Martin
                                 Title: Secretary


                                 REUTERS GROUP OVERSEAS HOLDINGS (UK)
                                 LIMITED




                                 By:    /s/ R.E.S. Martin
                                    -----------------------
                                 Name:  R.E.S. Martin
                                 Title: Secretary


                                 REUTERS OVERSEAS HOLDINGS BV




                                 By:    /s/ T.A.M. Hakvoort
                                    -------------------------
                                 Name:  T.A.M. Hakvoort
                                 Title: Director


                                 REUTERS INTERNATIONAL HOLDINGS SARL




                                 By:    /s/ Ian Kleinman
                                    -------------------------
                                 Name:  Ian Kleinman
                                 Title: Director


                                 REUTERS AMERICA HOLDINGS INC.




                                 By:    /s/ J.B. Reid-Dodick
                                    --------------------------
                                 Name:  J.B. Reid-Dodick
                                 Title: EVP Corporate Affairs & General Counsel



                                    15 of 18

                                  EXHIBIT INDEX

Exhibit No.                             Document                     Page No.
-----------                             --------                     --------
     1               Joint Filing Agreement, dated September 18,        17
                     2000, among the Reporting Persons to file joint statement on Schedule 13G.







                                    16 of 18